                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Solectron Corporation:



We consent to incorporation herein by reference in the registration statement on Form S-8 dated December 12, 2001 of Solectron Corporation of our report dated September 17, 2001, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended August 31, 2001, and the related schedule, which report appears in the August 31, 2001, annual report on Form 10-K of Solectron Corporation.

                                       /S/ KPMG LLP

Mountain View, California
December 11, 2001